Exhibit 10.36

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of the Effective Date, between BancTec, Inc., a Delaware corporation (the “Company”), and Robert R. Robinson (the “Executive” or “you”).

W I T N E S S E T H:

WHEREAS, the Company desires to continue to retain the services of the Executive as Vice President and the Executive desires to provide services in such capacity to the Company, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) has approved the terms of this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

I.                                         Employment Term. Subject to the provisions of Section IV of this Agreement, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, as Vice President of the Company for a period commencing on the Effective Date (as hereinafter defined) through the first anniversary date of the Effective Date (the “Initial Term”); provided that the term will be renewed for successive one-year periods (each, a “Renewal Term” and together with the Initial Term, the “Employment Term”) unless either party gives written notice to the other of its intent not to renew at least sixty (60) days prior to the expiration of the Initial Term or Renewal Term then in effect, as applicable, on the terms and subject to the conditions set forth in this Agreement. As used herein, the term “Effective Date” shall mean the date of November 14, 2008.

II.                                     Duties and Extent of Services.

A.                                   During the Employment Term, the Executive shall serve as Vice President and General Counsel of the Company, reporting to the Chief Executive Officer of the Company (the “Chief Executive Officer”) and, in such capacity, shall render such executive, managerial, administrative or other services as customarily are associated with and incident to such position, and as the Company may, from time to time, reasonably require consistent with such position.

B.                                     The Executive shall also hold such other positions and executive offices of the Company and/or of any of the Company’s subsidiaries or affiliates as may from time to time be agreed by the Executive or assigned by the Chief Executive Officer, provided that each such position shall be commensurate with the Executive’s position as Vice President and General Counsel. The Executive shall not be entitled to any compensation other than the compensation provided for herein for serving during the Employment Term in any other office or position of the Company or any of its subsidiaries or affiliates, unless the Board or the appropriate committee thereof shall specifically approve such additional compensation.

C.                                     The Executive shall be a full-time employee of the Company and shall exclusively devote all business time and efforts faithfully and competently to the Company and shall diligently perform to the best of his or her ability all of the required duties as Vice President and General Counsel, and in the other positions or offices of the Company or its subsidiaries or affiliates assigned hereunder. Notwithstanding the foregoing provisions of this Section, the Executive may serve as a non-management director of such business corporations (or in a like capacity in other for-profit organizations) as the Chief Executive Officer or the Board may approve, such approval not to be unreasonably withheld, as well as any not-for-profit organizations as the Executive may deem appropriate.

III.           Compensation.

A.                                   Base Salary. During the Employment Term, the Company shall pay the Executive a base salary at the annual rate of $240,000 (“Base Salary”), payable in regular installments in accordance with the Company’s customary payment practices. The Base Salary shall be subject to annual review by the Board or the Compensation Committee (or similar committee) of the Company whereupon the Base Salary may be increased (but not decreased) at their sole discretion.

B.                                     Annual Incentive Bonus Compensation. The Executive shall be entitled to participate in the annual Profit Share Plan (the “Bonus Plan”) at a target level that shall not be less than 50% of Base Salary. All such opportunities shall be subject to the terms and conditions of the Bonus Plan, which are incorporated herein by reference.

C.                                     Benefits. During the Employment Term, the Executive shall be entitled to participate in the Company’s employee benefit plans, including life insurance, medical, health and accident, disability, and vacation plans (but no less than five (5) weeks vacation per year) as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company. The Executive acknowledges that participation in such plans may result in the receipt of additional taxable income.

D.                                    Expenses. The Company agrees to reimburse the Executive for all reasonable and necessary travel, business entertainment and other business out-of-pocket expenses incurred or expended in connection with the performance of duties hereunder in accordance with Company policies. To the extent that the reimbursement of specific expenses for the Executive become taxable income as determined by the Internal Revenue Service then the Company shall reimburse the Executive in an amount equal to the tax liability for all federal, state and local taxes levied in connection therewith.

E.                                      2008 Equity Incentive Plan. You acknowledge that you have been granted a total of 39,171 Restricted Stock Awards (in post one-for-three reverse split numbers) under the 2008 Equity Incentive Plan. You will be issued grant agreements for such Restricted Stock Awards in a form as approved by the Compensation Committee of the Board of Directors.

IV.           Termination.

A.                                   Termination for Cause/Resignation without Good Reason. In the event the Company terminates the Executive’s employment for Cause (as defined below), or the Executive resigns from the Company without Good Reason (as defined below), the Executive shall only be entitled to receive (i) any accrued but unpaid salary and other amounts to which the Executive otherwise is entitled hereunder prior to the date of the Executive’s termination of employment; (ii) bonus compensation earned but not paid under Section III.B. hereof that relates to any calendar year ended prior to the date of termination of employment, in accordance with the terms of the Bonus Plan; (iii) any accrued and unused vacation pay; (iv) reimbursement for any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the date of the Executive’s termination; and (v) such Employee Benefits, if any, as to which the Executive (or his dependents or beneficiaries, as applicable) may be entitled under the employee benefit plans of the Company or its affiliates pursuant to the terms of such plans (the amounts described in clauses (i) through (v) hereof being referred to as the “Accrued Rights”).

1.                                       For purposes of this Agreement, “Cause” means:

a.                                       a material breach of, or the willful failure or refusal by the Executive to perform and discharge duties or obligations the Executive has agreed to perform or assume under this Agreement (other than by reason of permanent disability or death);

b.                                      the Executive’s failure to follow a lawful directive of the Chief Executive Officer or the Board that is within the scope of the Executive’s duties for a period of ten (10) business days after notice from Chief Executive Officer or the Board specifying the performance required;

c.                                       any material violation by the Executive of a policy contained in the Code of Conduct of the Company or similar publication;

d.                                      drug or alcohol abuse by the Executive that materially affects the Executive’s performance of the Executive’s duties under this Agreement; or

e.                                       conviction of, or the entry of a plea of guilty or nolo contendere by the Executive for, any felony or other crime involving moral turpitude.

2.                                       For purposes of this Agreement, “Good Reason” means, without the Executive’s express written consent:

a.                                       a reduction in the Executive’s Base Salary or target bonus percentage under the Bonus Plan to less than 50% of Base Salary;

b.                                      any change in the position, duties, responsibilities (including reporting responsibilities) or status of the Executive that is adverse to the Executive in any material respect with the Executive’s position, duties, responsibilities or status as of the Effective Date;

c.                                       a requirement by the Company that the Executive be based in an office that is located more than fifty (50) miles from the Executive’s principal place of employment as of the Effective Date; or

d.                                      any material failure on the part of the Company to comply with and satisfy the terms of this Agreement;

provided, that a termination by the Executive with Good Reason shall be effective only if the Executive delivers to the Company a notice of termination for Good Reason within ninety (90) days after the Executive first learns of the existence of the circumstances giving rise to Good Reason setting forth the basis of such Good Reason termination and within thirty (30) days following delivery of such notice of termination for Good Reason, the Company has failed to cure the circumstances giving rise to Good Reason to the reasonable satisfaction of the Executive.

B.                                     Termination without Cause/Resignation for Good Reason. If the Executive’s employment is terminated by the Company without Cause (including, without limitation, as a result of death or permanent disability) or if Executive resigns from the Company for Good Reason, Executive (or his dependents or beneficiaries, as applicable) shall be entitled to receive:

1.                                       the Accrued Rights;

2.                                       One (1) year’s base salary and one times (1x) target bonus under the Bonus Plan on the termination date, to be paid in accordance with the Company’s customary payroll practice; and

3.                                       the right to participate at the Company’s expense, for a period of eighteen (18) months from the date of termination, in the Company’s Employee Benefits (other than vacation rights); provided, however, that this right shall terminate upon the Executive’s employment by a company offering welfare benefits, whether or not the Executive elects to receive such benefits.

For purposes of this Section IV.B., the Company’s failure to renew the term of Executive’s employment by providing notice prior to the end of the Initial Term or any Renewal Term (as set forth in Section I hereof) shall constitute a termination by the Company without Cause.

For purposes of this Section IV.B., “permanent disability” means any disability as defined under the Company’s applicable disability insurance policy or, if no such policy is available, any physical or mental disability or incapacity that renders the Executive incapable of performing the services required of Executive in accordance with the obligations under Section II hereof for a period of six (6) consecutive months or for shorter periods aggregating six (6) months during any twelve-month period, such disability to be determined by two (2) physicians appointed by the Company and reasonably acceptable to the Executive or the Executive’s legal representative.

C.                                     Change of Control Severance. Notwithstanding the foregoing, if the Executive’s employment is terminated by the Company without Cause (other than by reason of death or permanent disability) or if the Executive resigns from the Company for Good Reason, the Executive (or his dependents or beneficiaries, as applicable) (i) at the request of any third party participating in or causing a Change of Control (as defined below) or (ii) within one (1) year following a Change of Control, the Executive shall be entitled to receive:

1.                                       the Accrued Rights;

2.                                       a pro rata portion (based on the number of days in the period beginning on the first day of the calendar year and ending on the date of termination) of the bonus under the Bonus Plan the Executive would have received if he remained an employee of the Company through the end of the applicable calendar year, in a lump sum payment to be paid no later than two and one half (2.5) months following the end of the calendar year to which such bonuses relate (the “Pro Rata Bonus”);

3.                                       One (1) year’s base salary and one times (1x) target bonus under the Bonus Plan on the termination date, to be paid in accordance with the Company’s customary payroll practice; and

4.                                       at the Company’s expense, the Employee Benefits for a period of eighteen (18) months from the date of termination (other than vacation rights); provided, however, that this right shall terminate upon the Executive’s employment by a company offering welfare benefits, whether or not the Executive elects to receive such benefits.

For purposes of this Agreement, “Change of Control” shall have the same meaning as set forth in the BancTec, Inc. 2007 Equity Incentive Plan (the “Equity Plan”). For the avoidance of doubt, the benefits set forth in this Section IV.C. shall be in lieu of any benefits set forth in Section IV.B. herein.

D.                                    Immediate Vesting of Equity Incentive Awards. Notwithstanding anything to the contrary contained in the Equity Plan or other similar equity plan, if Executive’s employment is terminated by the Company without Cause (other than by reason of death or permanent disability) or if Executive resigns from the Company for Good Reason, all equity awards granted to the Executive during the Employment Term shall immediately vest and become immediately exercisable and shall be exercisable until the earlier to occur of (i) the end of the award term as set forth in the applicable award agreement(s) or (ii) ninety (90) days after the termination date of the Executive’s employment, after which all such awards shall expire and be of no further force or effect. The vesting and exercisability provided for in the previous sentence shall be subject to all provisions relating to post-employment exercises set forth in the applicable Equity Plan and award agreement(s).

V.                                     Certain Payments by the Company.

A.                                   In the event that any amount or benefit paid or distributed to the Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Executive by the Company or any affiliated company (collectively, the “Covered Payments”), are or become subject to the tax (the “Excise Tax”) imposed under Section 4999 of the Code, or any similar tax that may hereafter be imposed, the Company shall pay to the Executive at the time specified in Section V.B. below an additional amount (the “Tax Reimbursement Payment”) such that the net amount retained by the Executive  with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any Federal, state and local income or employment tax and Excise Tax on the Tax Reimbursement Payment provided for by this Section V, but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments.

B.                                     For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Covered Payments will be treated as “parachute payments” to the extent they exceed the “2.99 base amount threshold” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company’s independent certified public accountants appointed prior to the date of the change in ownership or control or tax counsel selected by such accountants (the “Accountants”), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute “parachute payments” or are otherwise not subject to such Excise Tax, and the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

C.                                     For purposes of determining the amount of the Tax Reimbursement Payment, the Executive shall be deemed to pay:

1.                                       Federal income taxes at the highest applicable marginal rate of Federal income taxation applicable to individuals for the calendar year in which the Tax Reimbursement Payment is to be made, and

2.                                       any applicable state and local income or other employment taxes at the highest applicable marginal rate of taxation applicable to individuals for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained by Executive from the deduction of such state or local taxes if paid in such year.

D.                                    In the event that the Excise Tax is subsequently determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, the Executive shall repay to the Company, at the time of such determination, the portion of such prior Tax Reimbursement Payment that would not have been paid if such reduced Excise Tax had been taken into account in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(b) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if the Executive’s good faith claim for refund or credit is denied.

E.                                      In the event that the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) not later than the end of  Executive’s taxable year following Executive’s taxable year in which the taxes that are subject to the audit or litigation are remitted to any Federal, state or local tax authority, or where as a result of such audit or litigation there are taxes remitted, the end of the Executive’s taxable year following the Executive’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation, in accordance Treasury Regulation Section 1.409A-3(i)(1)(v).

F.                                      The Tax Reimbursement Payment (or portion thereof) provided for in Section V.B. above shall be paid to the Executive not later than ten (10) business days following the payment of the Covered Payments; provided, however, that if the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Company shall pay to the Executive by such date an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but not later than forty-five (45) calendar days after payment of the related Covered Payment. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth business day after written demand by the Company for payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). Notwithstanding the foregoing, in no event may the Tax Reimbursement Payment be paid later than the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v).

VI.                                 Section 409A of the Code. It is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to the Executive under Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including that issued after the date hereof (collectively, “Section 409A”). The Agreement shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Company may unilaterally take any action it deems necessary or desirable to amend any provision herein to avoid the application of or excise tax under Section 409A. Further, no effect shall be given to any provision herein in a manner that reasonably could be expected to give rise to adverse tax consequences under that provision. The Company shall from time to time compile a list of “specified employees” as defined in, and pursuant to the Final Regulations under Section 409A or any successor regulation. Notwithstanding any other provision herein, if the Executive is a specified employee on the date of termination, no payment of compensation under this Agreement shall be made to the Executive during the period lasting six months from the date of termination unless the Company determines that there is no reasonable basis for believing that making such payment would cause the Executive to suffer any adverse tax consequences pursuant to Section 409A of the Code. If any payment to the Executive is delayed pursuant to the foregoing sentence, such payment instead shall be made on the first business day following the expiration of the six-month period referred to in the prior sentence. The Company shall consult with Executive in good faith regarding implementation of this Section VI; provided that neither the Company nor its employees or representatives shall have liability to the Executive with respect thereto.

VII.                             Release of Claims. As a condition precedent to the receipt of any severance, change of control, death or permanent disability payments and benefits pursuant to this Agreement, the Executive, or, in the case of Executive’s death or permanent disability that prevents the Executive from performing Executive’s obligation under this Section VII, Executive’s personal representative, and Executive’s beneficiary, if applicable, will execute an effective general release of claims against the Company and its subsidiaries and affiliates and their respective directors, officers, employees, attorneys and agents; provided, however, that such effective release will not affect any right that the Executive, or in the event of Executive’s death, Executive’s personal representative or beneficiary, otherwise has to any payment or benefit provided for in this Agreement or to any vested benefits the Executive may have in any employee benefit plan of Company or any of its subsidiaries or affiliates, or any right the Executive has under any other agreement between the Executive and the Company or any of its subsidiaries or affiliates that expressly states that the right survives the termination of the Executive’s employment.

VIII.                         Confidentiality; Ownership.

A.                                   During the term of this Agreement, the Company may disclose to the Executive certain trade secrets, confidential or proprietary information and other knowledge, know-how, information, documents or materials owned, developed or possessed by the Company (the “Protected Information”) and the Executive agrees that Executive shall forever keep secret and retain in strictest confidence and not divulge, disclose, discuss, copy or otherwise use or suffer to be used in any manner, except in connection with the business of the Company, its subsidiaries or affiliates and any other business or proposed business of the Company or any of its subsidiaries or affiliates, any of the Protected Information in contravention of any of the policies or procedures of the Company or any of its subsidiaries or affiliates or otherwise inconsistent with the measures taken by the Company or any of its subsidiaries or affiliates to protect their interests in any Protected Information.

B.                                     The Executive agrees and acknowledges that the covenant against the unauthorized use of the Company’s Protected Information, as set forth in this Section VIII, is essential to the continued growth and stability of the Company’s business and to the continuing viability of its endeavors.

C.                                     The Executive acknowledges that all developments, including, without limitation, inventions (patentable or otherwise), discoveries, formulas, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, procedures, data, documentation, ideas and writings and applications thereof relating to any business or planned business of the Company or any of its subsidiaries or affiliates that, alone or jointly with others, the Executive may conceive, create, make, develop, reduce to practice or acquire during the Executive’s employment with the Company or any of its subsidiaries or affiliates (collectively, the “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company. The Executive hereby assigns to the Company, in consideration of the payments and benefits set forth herein hereof, all of Executive’s right, title and interest in and to all such Developments. The Executive shall promptly and fully disclose all future material Developments to the Board of Directors of the Company and, at any time upon request and at the expense of the Company, shall execute, acknowledge and deliver to the Company all instruments that the Company shall prepare, give evidence and take all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for and to acquire, maintain and enforce all letters patent and trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All memoranda, notes, lists, drawings, records, files, computer tapes, programs, software, source and programming narratives and other documentation (and all copies thereof) made or compiled by the Executive or made available to the Executive concerning the Developments or otherwise concerning the business or planned business of the Company or any of its subsidiaries or affiliates shall be the property of the Company or such subsidiaries or affiliates and shall be delivered to the Company or such subsidiaries or affiliates promptly upon the expiration or termination of the Employment Term.

D.                                    During the Employment Term, the Company, its subsidiaries and affiliates shall have the exclusive right to use the Executive’s name and image throughout the world in its advertising and promotional materials in connection with the advertising and promotion of the Company, its subsidiaries and affiliates, and their products. Notwithstanding the foregoing, the Executive shall have the right to allow use of Executive’s name in connection with the promotion of any charitable organization or other interest of the Executive that does not conflict with any of such Executive’s duties hereunder. After the expiration of the Employment Term, the Company, it subsidiaries and affiliates shall have the non-exclusive right in perpetuity to use the Executive’s name and image throughout the world solely in connection with promotional materials related to the history of the Company, its subsidiaries and affiliates, and their products. The consideration for such rights is the payments and benefits set forth herein. The rights conveyed hereby may be assigned by the Company, its subsidiaries or affiliates to a successor in the interest of the Company or the relevant subsidiary or affiliate or their businesses or product lines.

E.                                      The provisions of this Section VIII shall, without any limitation as to time, survive the expiration or termination of the Executive’s employment hereunder, irrespective of the reason for any termination.

IX.                                Restrictive Covenants.

A.                                   During the term of the Executive’s employment with the Company and one (1) year thereafter commencing as of the effective date of termination of the Executive’s employment with the Company, the Executive shall not, directly or indirectly, without the prior written consent of the Company:

1.                                       directly or indirectly hire, contact, offer to hire, solicit, divert, recruit, entice away, or in any other manner persuade, or attempt to do any of the foregoing (each, a “Solicitation”), any person who is an officer or employee of the Company or any of its subsidiaries or affiliates to accept employment with a third party;

2.                                       engage in a Solicitation with respect to any person who was, at any time within six (6) months prior to the Solicitation, an officer or employee of the Company to work for a third party engaged, directly or indirectly, any business of the Company or any of its subsidiaries or affiliates (a “Restricted Business”), or

3.                                       directly or indirectly solicit, divert, entice away or in any other manner persuade, or attempt to do any of the foregoing, with (A) any actual or known prospective customer of the Company to become a customer of any third party engaged in a Restricted Business or (B) any customer, vendor or supplier to cease doing business with the Company.

B.                                     The Executive agrees and acknowledges that the non-solicitation covenant, as set forth in this Section IX, is essential to the continued growth and stability of the Company’s business and to the continuing viability of its endeavors and acknowledges that the Company would not retain the Executive’s services or provide him with access to its Protected Information without the covenants and promises contained herein. It is expressly understood and agreed that the Company and the Executive consider the restrictions contained in this Section IX to be reasonable and necessary for the purposes of preserving and protecting the Protected Information and other legitimate business interests of the Company; nevertheless, if any of the aforesaid restrictions is found to be unreasonable or otherwise unenforceable, the Company and the Executive intend for the restrictions therein set forth to be modified so as to be reasonable and enforceable and, as so modified, to be fully enforced. However, notwithstanding any other provision of this Agreement, Executive’s post-employment provision of legal services to any then-current client of Executive shall not be interpreted to contravene this Article IX provided that Executive has neither used nor disclosed any Protected Information in the provision of such legal services.

X.                                    Equitable Relief. It is specifically understood and agreed that any breach by the Executive of the provisions of Sections VIII or IX hereof and the obligations referred to therein is likely to result in irreparable injury to the Company, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, the Company shall be entitled to enforce such obligations by the Executive through both temporary and permanent injunctive relief without the requirement of posting bond, and through any other appropriate equitable relief, without the necessity of showing or proving actual damages.

XI.                                Deductions and Withholding. The Executive agrees that the Company or its subsidiaries or affiliates, as applicable, shall withhold from any and all compensation paid to and required to be paid to the Executive pursuant to this Agreement, all Federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes or regulations from time to time in effect and all amounts required to be deducted in respect of the Executive’s coverage under applicable employee benefit plans.

XII.                            Entire Agreement. This Agreement embodies the entire agreement of the parties with respect to the Executive’s employment, compensation, perquisites and related items and supersedes any other prior oral or written agreements, arrangements or understandings, between the Executive and the Company or any of its subsidiaries or affiliates, and any such prior agreements, arrangements or understandings are hereby terminated and of no further effect. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.

XIII.                        Waiver. The waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Executive. The waiver by the Executive of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

XIV.                        Governing Law; Confidential Arbitration.

A.                                   This Agreement shall be subject to, and governed by, the laws of the State of Texas applicable to contracts made and to be performed therein, without regard to conflict of laws principles.

B.                                     Except for injunctive or other equitable relief under Section X, the Executive and the Company hereby agree that any controversy or claim arising out of or relating to this Agreement, the employment relationship between the Executive and the Company, or the termination thereof, including the arbitrability of any controversy or claim, which cannot be settled by mutual agreement will be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may, upon ten (10) days’ notice to the other party, be submitted to arbitration in Dallas, Texas, pursuant to the rules then in effect of the American

Arbitration Association, before a panel of three (3) neutral arbitrators licensed to practice law in Texas for at least ten (10) years. The parties agree that they shall be entitled to file dispositive motions. Any award rendered pursuant to such arbitration shall be final and conclusive on the parties thereto. The administration fees and expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the cost of its/his/her own experts, evidence and attorney’s fees. The arbitrators shall never have the authority to award exemplary, punitive, consequential, special or incidental damages or loss of profits to any injured party. Such arbitration and all related documents will be confidential, unless disclosure is required by law.

C.                                     The parties agree that any action to seek injunctive or other equitable relief under this Agreement, and any action to enforce any arbitration award hereunder, shall be exclusively filed and conducted in Dallas County, Texas.

XV.                            Assignability. The obligations of the Executive may not be delegated and, except with respect to the designation of beneficiaries in connection with any of the benefits payable to the Executive hereunder, the Executive may not, without the Company’s written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. The Company and the Executive agree that this Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to and shall be assumed by and be binding upon any successor to the Company.

XVI.                        Severability. If any provision of this Agreement or any part thereof, including, without limitation, Sections VIII or IX hereof, as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or remaining part thereof, or the validity or enforceability of this Agreement, which shall be given full effect without regard to the invalid or unenforceable part thereof. If any court construes any of the provisions of Sections VIII or IX hereof, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court may reduce the duration or restrict or redefine the geographic scope of such provision and enforce such provision as so reduced, restricted or redefined.

XVII.                    Notices. All notices to the Company or the Executive permitted or required hereunder shall be in writing and shall be delivered personally, by telecopier, by electronic mail or by courier service providing for next-day or two-day delivery or sent by registered or certified mail, return receipt requested, to the following addresses:

The Company:

BancTec, Inc.

2701 E. Grauwyler Rd.
Irving, Texas 75061
Attention: Legal Dept.
Facsimile: (972) 821-4831

The Executive:

Robert R. Robinson
5915 Oakcrest Rd.
Dallas, Texas 75248

Either party may change the address to which notices shall be sent by sending written notice of such change of address to the other party. Any such notice shall be deemed given, if delivered personally, upon receipt; if telecopied, when telecopied; if sent via electronic mail, when sent; if sent by courier service providing for next-day or two-day delivery, the next business day or two (2) business days, as applicable, following deposit with such courier service; and if sent by certified or registered mail, three (3) days after deposit (postage prepaid) with the U.S. mail service.

XVIII.                Paragraph Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

XIX.                       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of January 1, 2009, to be effective and binding on the Effective Date.

BANCTEC, INC.

By:	/s/ J. Coley Clark
Name:	J. Coley Clark
Title:	Chief Executive Officer and Chairman of the Board

/s/ Robert R. Robinson
Robert R. Robinson